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                                                                    EXHIBIT 12.1

BOWATER INCORPORATED
STATEMENT OF COMPUTATION OF UNAUDITED RATIO OF EARNINGS TO FIXED CHARGES (IN MILLIONS, EXCEPT RATIO INFORMATION)


                                                    Three Months Ended March 31,
                                                 -------------------------------

                                                      2004           2003
                                                 -------------------------------
EARNINGS:

Loss before income taxes, minority interests
  and cumulative effect of accounting change        $( 69.3)      $ (103.5)

Add: Fixed charges from below                          49.8           45.7
Less: Capitalized interest                               --            3.0
                                                 -------------------------------
                                                    $ (19.5)      $  (60.8)
                                                 ===============================

FIXED CHARGES:

Interest expense, net of interest capitalized          48.2           39.9
Capitalized interest                                     --            3.0
Estimate of interest within rental expense              0.7            0.8
Amortized premium and discounts related to
  indebtedness                                          0.9            2.0
                                                 -------------------------------

                                                    $  49.8       $   45.7
                                                 ===============================

DEFICIENCY OF EARNINGS TO FIXED CHARGES                69.3          106.5
                                                 ===============================